UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                 SCHEDULE 13G
                                (Rule 13d-102)

                             Information Statement
                       Pursuant to Rules 13d-1 and 13d-2
                   Under the Securities Exchange Act of 1934

                               (Amendment No. 1)


                              Amerin Corporation
-----------------------------------------------------------------------------
                               (Name of Issuer)

                         Common Stock, par value $.01
-----------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   03070X106
                               ---------------
                                (CUSIP Number)




                              Page 1 of 31 Pages
                           Exhibit Index on Page 30




1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO.

               The Morgan Stanley Leveraged Equity Fund II, L.P.
               06-6312775

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                        (a)  [ ]

                                                        (b)  [X]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

Number of Shares                   5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                     -0-
Person With
                                   6. SHARED VOTING POWER

                                       4,654,625

                                   7. SOLE DISPOSITIVE POWER

                                      -0-

                                   8. SHARED DISPOSITIVE POWER

                                      4,654,625

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               4,654,625

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                            [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               20.3%

12.      TYPE OF REPORTING PERSON

               PN

1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO.

               Morgan Stanley Leveraged Equity Fund II, Inc.
               06-1214256

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                        (a) [ ]

                                                        (b) [X]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware

Number of Shares                    5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                      -0-
Person With
                                    6. SHARED VOTING POWER

                                       4,654,625

                                    7. SOLE DISPOSITIVE POWER

                                       -0-

                                    8. SHARED DISPOSITIVE POWER

                                       4,654,625

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               4,654,625

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                        [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               20.3%

12.      TYPE OF REPORTING PERSON

               CO

1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO.

               Morgan Stanley Group Inc.
               13-2838811

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                         (a) [ ]

                                                         (b) [X]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware

Number of Shares                    5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                      -0-
Person With
                                    6. SHARED VOTING POWER

                                       4,654,625

                                    7. SOLE DISPOSITIVE POWER

                                       -0-

                                    8. SHARED DISPOSITIVE POWER

                                       4,654,625

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               4,654,625

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                        [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               20.3%

12.      TYPE OF REPORTING PERSON

               CO

1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO.

               Aetna Life Insurance Company


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                        (a) [ ]

                                                        (b) [X]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

               Connecticut

Number of Shares                    5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                      1,525,875
Person With
                                    6. SHARED VOTING POWER

                                       -0-

                                    7. SOLE DISPOSITIVE POWER

                                       1,525,875

                                    8. SHARED DISPOSITIVE POWER

                                       -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,525,875

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                        [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               6.7%

12.      TYPE OF REPORTING PERSON

               IC, CO

1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO.

               First Plaza Group Trust


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                        (a) [ ]

                                                        (b) [X]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware

Number of Shares                    5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                      -0-
Person With
                                    6. SHARED VOTING POWER

                                       1,606,125

                                    7. SOLE DISPOSITIVE POWER

                                       -0-

                                    8. SHARED DISPOSITIVE POWER

                                       1,606,125

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,606,125

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                        [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               6.8%

12.      TYPE OF REPORTING PERSON

               EP

1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO.

               General Motors Investment Management Corporation


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                        (a) [ ]

                                                        (b) [x]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware

Number of Shares                    5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                      -0-
Person With
                                    6. SHARED VOTING POWER

                                       1,606,125

                                    7. SOLE DISPOSITIVE POWER

                                       -0-

                                    8. SHARED DISPOSITIVE POWER

                                       1,606,125

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,606,125

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                        [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               6.8%

12.      TYPE OF REPORTING PERSON

               IA, CO

1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO.

                              Long Term Investment Trust (f/k/a AT&T Master
               Pension Trust)(*)

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                        (a) [ ]

                                                        (b) [x]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

               New York

Number of Shares                    5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                      816,125
Person With
                                    6. SHARED VOTING POWER

                                       -0-

                                    7. SOLE DISPOSITIVE POWER

                                       816,125

                                    8. SHARED DISPOSITIVE POWER

                                       -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               816,125


10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                        [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               3.6%

12.      TYPE OF REPORTING PERSON
               EP

--------------
(*) Held by the State Street Bank & Trust Co., as trustee of the Long Term
    Investment Trust (f/k/a AT&T Master Pension Trust).


1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO.

               J.P. Morgan & Co. Incorporated


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                        (a) [ ]

                                                        (b) [X]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware

Number of Shares                    5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                      -0-
Person With
                                    6. SHARED VOTING POWER

                                       1,142,875

                                    7. SOLE DISPOSITIVE POWER

                                       -0-

                                    8. SHARED DISPOSITIVE POWER

                                       1,142,875

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,142,875

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                        [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               4.9%

12.      TYPE OF REPORTING PERSON

               CO

1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO.

               J.P. Morgan Capital Corporation


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                       (a)  [ ]

                                                       (b)  [x]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware

Number of Shares                    5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                      -0-
Person With
                                    6. SHARED VOTING POWER

                                       1,142,875

                                    7. SOLE DISPOSITIVE POWER

                                       -0-

                                    8. SHARED DISPOSITIVE POWER

                                       1,142,875

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,142,875

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                        [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               4.9%

12.      TYPE OF REPORTING PERSON

               CO

1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO.

               Gerald L. Friedman


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                       (a) [ ]

                                                       (b) [X]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

               United States of America

Number of Shares                    5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                      1,408,818
Person With
                                    6. SHARED VOTING POWER

                                       76,250

                                    7. SOLE DISPOSITIVE POWER

                                       1,408,818

                                    8. SHARED DISPOSITIVE POWER

                                       76,250

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,485,068

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                        [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               6.6%

12.      TYPE OF REPORTING PERSON

               IN

1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO.

               The Friedman Family Foundation


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                       (a) [ ]

                                                       (b) [X]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

               Connecticut

Number of Shares                    5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                      45,000
Person With
                                    6. SHARED VOTING POWER

                                       -0-

                                    7. SOLE DISPOSITIVE POWER

                                       45,000

                                    8. SHARED DISPOSITIVE POWER

                                       -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               45,000

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                        [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               0.2%

12.      TYPE OF REPORTING PERSON

               OO

1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO.

               The Sarah Beth Friedman 1989 Trust


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                       (a) [ ]

                                                       (b) [X]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

               Wisconsin

Number of Shares                    5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                      10,375
Person With
                                    6. SHARED VOTING POWER

                                       -0-

                                    7. SOLE DISPOSITIVE POWER

                                       10,375

                                    8. SHARED DISPOSITIVE POWER

                                       -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               10,375

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                        [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               0.0%

12.      TYPE OF REPORTING PERSON

               OO

1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO.

               Rachael L. Friedman


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                       (a) [ ]

                                                       (b) [x]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

               United States of America

Number of Shares                    5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                      10,375
Person With
                                    6. SHARED VOTING POWER

                                       -0-

                                    7. SOLE DISPOSITIVE POWER

                                       10,375

                                    8. SHARED DISPOSITIVE POWER

                                       -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               10,375

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                        [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               0.0%

12.      TYPE OF REPORTING PERSON

               OO

1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO.

               Daniel B. Rand


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                       (a) [ ]

                                                       (b) [x]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

               United States of America

Number of Shares                    5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                      10,500
Person With
                                    6. SHARED VOTING POWER

                                       -0-

                                    7. SOLE DISPOSITIVE POWER

                                       10,500

                                    8. SHARED DISPOSITIVE POWER

                                       -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               10,500

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                        [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               0.0%

12.      TYPE OF REPORTING PERSON

               OO

1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO.

               Stuart M. Brafman


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                       (a) [ ]

                                                       (b) [x]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

               United States of America

Number of Shares                    5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                      356,634
Person With
                                    6. SHARED VOTING POWER

                                       128,400

                                    7. SOLE DISPOSITIVE POWER

                                       356,634

                                    8. SHARED DISPOSITIVE POWER

                                       128,400

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               485,034

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                        [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               2.2%

12.      TYPE OF REPORTING PERSON

               IN

1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO.

               The Brafman Limited Partnership


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                       (a) [ ]

                                                       (b) [X]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

               Illinois

Numbers of Shares                   5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                      83,400
Person With
                                    6. SHARED VOTING POWER

                                       -0-

                                    7. SOLE DISPOSITIVE POWER

                                       83,400

                                    8. SHARED DISPOSITIVE POWER

                                       -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               83,400

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                        [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               0.4%

12.      TYPE OF REPORTING PERSON

               PN

1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO.

               The Stuart Brafman Charitable Remainder Annuity Trust


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                       (a) [ ]

                                                       (b) [X]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

               Illinois

Number of Shares                    5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                      45,000
Person With
                                    6. SHARED VOTING POWER

                                       -0-

                                    7. SOLE DISPOSITIVE POWER

                                       45,000

                                    8. SHARED DISPOSITIVE POWER

                                       -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               45,000

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                        [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               0.2%

12.      TYPE OF REPORTING PERSON

               OO

Item 1(a).           Name of Issuer:

                     Amerin Corporation (the "Company")

Item 1(b).           Address of Issuer's Principal Executive Offices:

                     200 East Randolph Drive, 49th Floor
                     Chicago, Illinois  60601-7125

Item 2(a).           Names of Persons Filing:


                     The Morgan Stanley Leveraged Equity Fund II, L.P. ("MSLEF II")

                     Morgan Stanley Leveraged Equity Fund II, Inc. ("MSLEF II, Inc.")

                     Morgan Stanley Group Inc. ("Morgan Stanley")

                     Aetna Life Insurance Company ("Aetna")

                     First Plaza Group Trust ("First Plaza")

                     General Motors Investment Management Corporation
                     ("GMIMCo")

                     Long Term Investment Trust (f/k/a AT&T Master Pension Trust) ("LTIT")

                     J.P. Morgan & Co. Incorporated ("JPM&Co")

                     J.P. Morgan Capital Corporation ("JPMCC")

                     Gerald L. Friedman ("Mr. Friedman")

                     The Friedman Family Foundation (the "Foundation")

                     The Sarah Beth Friedman 1989 Trust (the "SBF Trust")

                     Rachael L. Friedman ("Ms. Friedman")

                     Daniel B. Rand ("Mr. Rand")

                     Stuart M. Brafman ("Mr. Brafman")

                     The Brafman Limited Partnership (the "BLP")

                     The Stuart Brafman Charitable Remainder Annuity Trust (the "SB Trust")

                     In accordance with Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each person filing this statement acknowledges that it is responsible for the completeness and accuracy of the information contained herein concerning that person but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Item 2(b).           Address of Principal Business Office or, if None,
                     Residence:

                     The business address of each of MSLEF II and MSLEF II, Inc. is 1221 Avenue of the Americas, New York, New York 10020.

                     The business address of Morgan Stanley is 1585 Broadway, New York, New York 10036.

                     The business address of Aetna is 151 Farmington Avenue, Hartford, Connecticut 06156.

                     The business address of First Plaza is c/o Mellon Bank, N.A., One Mellon Bank Center, Pittsburgh, Pennsylvania 15258.

                     The business address of GMIMCo is 767 Fifth Avenue, New York, New York 10153.

                     The business address of LTIT is c/o AT&T Investment Management Corporation, One Oak Way, Berkeley Heights, New Jersey 07922.

                     The business address of each of JPM&Co and JPMCC is 60 Wall Street, New York, New York 10260.

                     The address of each of Mr. Friedman, the Foundation and the SBF Trust is c/o Amerin Corporation, 200 East Randolph Drive, 49th Floor, Chicago, Illinois 60601-7125.

                     The address of Ms. Friedman is 400 West Deming Place, Apt. 5L, Chicago, Illinois 60614.

                     The address of Mr. Rand is 1514 Bellevue Ave., Apt. 711, Seattle, Washington 98122.

                     The address of each of Mr. Brafman, the BLP and the SB Trust is 161 East Chicago Ave., Unit 30B, Chicago, Illinois 60610.

Item 2(c).           Citizenship:

                     Each of the persons filing this statement is a United States citizen, a corporation or limited partnership organized under the laws of a state of the United States or a trust created or governed under the laws of a state of the United States.

Item 2(d).           Title of Class of Securities:

                     Common Stock, par value $.01 per share

Item 2(e).           CUSIP Number:

                     03070X106

Item 3.              Type of Reporting Person:  N/A

Item 4.              Ownership:

                     (a), (b) and (c)

                     MSLEF II, Aetna, First Plaza, LTIT, JPMCC, Mr. Friedman and Mr. Brafman (collectively, the "Initial Shareholders") and the Company entered into an Amended and Restated Shareholders Agreement (the "Shareholders Agreement") dated as of November 1, 1995. The Foundation, the SBF Trust, Ms. Friedman, Mr. Rand, the BLP and the SB Trust (collectively with the Initial Shareholders, the "Shareholders") have subsequently agreed to be bound by the terms of the Shareholders Agreement. All of the shares of Common Stock and Nonvoting Common Stock, par value $.01 per share (the "Nonvoting Common Stock"), of the Company, covered by this statement are subject to the Shareholders Agreement, which contains provisions regarding, among other things, restrictions on transferability of the Common Stock and certain agreements as to voting and sales or other dispositions of the Common Stock. The parties to the Shareholders Agreement (other than the Company) and certain of their affiliates are filing this Schedule
                     13G jointly. The filing of this statement should not be construed as an admission by any person that such person is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any securities covered by this statement, other than the securities set forth opposite such person's name in the table below. The table below indicates the beneficial ownership of Common Stock as of December
                     31, 1996 of the persons filing this statement:


------------------------------------------------------------------
                                   Beneficial
                                  Ownership at           % at
                                  12/31/96 (1)       12/31/96 (2)
------------------------------------------------------------------
MSLEF II (3)                       4,654,625             20.3%
------------------------------------------------------------------
MSLEF II, Inc. (3)                 4,654,625             20.3%
------------------------------------------------------------------
Morgan Stanley (3)                 4,654,625             20.3%
------------------------------------------------------------------
Aetna (4)                          1,525,875              6.7%
------------------------------------------------------------------
First Plaza (5)                    1,606,125              6.8%
------------------------------------------------------------------
GMIMCo (5)                         1,606,125              6.8%
------------------------------------------------------------------
LTIT (6)                             816,125              3.6%
------------------------------------------------------------------
JPM&Co (7)                         1,142,875              4.9%
------------------------------------------------------------------
JPMCC (7)                          1,142,875              4.9%
------------------------------------------------------------------
Mr. Friedman (8)                   1,485,068              6.6%
------------------------------------------------------------------
The Foundation                        45,000              0.2%
------------------------------------------------------------------
The SBF Trust                         10,375              0.0%
------------------------------------------------------------------
Ms. Friedman                          10,375              0.0%
------------------------------------------------------------------
Mr. Rand                              10,500              0.0%
------------------------------------------------------------------
Mr. Brafman (9)                      485,034              2.2%
------------------------------------------------------------------
The BLP                               83,400              0.4%
------------------------------------------------------------------
The SB Trust                          45,000              0.2%
------------------------------------------------------------------

               (1) Each person has sole voting and dispositive power with respect to the shares shown as beneficially owned, except as indicated below.

               (2) Based on the 22,471,214 shares of Common Stock outstanding as of December 31, 1996, which number was obtained from Amerin Corporation.

               (3) Includes 510,000 shares of Common Stock issuable upon conversion of an equal number of shares of Nonvoting Common Stock. The sole general partner of MSLEF II is MSLEF II, Inc., a wholly-owned subsidiary of Morgan Stanley. MSLEF II, Inc. and Morgan Stanley may be deemed to have shared voting and dispositive power with respect to shares held by MSLEF II.

               (4) Includes 136,250 shares of Common Stock issuable upon conversion of an equal number of shares of Nonvoting Common Stock.

               (5) Includes 1,288,250 shares of Common Stock issuable upon conversion of an equal number of shares of Nonvoting Common Stock. Mellon Bank, N.A. acts as the trustee (the "Trustee") for First Plaza, a trust organized for the benefit of certain employee benefit plans of General Motors Corporation and its subsidiaries. The 1,606,125 shares of Common Stock held by the Trustee may be deemed to be beneficially owned by GMIMCo, a wholly-owned subsidiary of General Motors Corporation. GMIMCo is serving as First Plaza's investment manager with respect to the 1,606,125 shares of Common Stock held by the Trustee and in that capacity it has sole power to direct the Trustee as to voting and disposition of such shares. Because of the Trustee's limited role, beneficial ownership of the 1,606,125 shares of Common Stock by the Trustee is disclaimed.

               (6) Includes 498,250 shares of Common Stock issuable upon conversion of an equal number of shares of Nonvoting Common Stock. Leeway & Co. is the party to the Shareholders Agreement as nominee for LTIT.

               (7) Includes 825,000 shares of Common Stock issuable upon conversion of an equal number of shares of Nonvoting Common Stock. JPMCC also holds 351,875 shares of Nonvoting Common Stock which JPMCC is not permitted to convert into Common Stock under the terms of Amerin Corporation's Certificate of Incorporation and regulatory requirements applicable to JPMCC. The parent corporation of JPMCC is JPM&Co. JPM&Co may be deemed to have shared voting and dispositive power with respect to shares held by JPMCC.

               (8) Includes an aggregate of 76,250 shares of Common Stock held by the Foundation, the SBF Trust, Ms. Friedman and Mr. Rand, with respect to which Mr. Friedman may be deemed to have shared voting and dispositive power. Mr. Friedman disclaims beneficial ownership of the shares held by the SBF Trust, Ms. Friedman and Mr. Rand.

               (9) Includes an aggregate of 128,400 shares of Common Stock held by the BLP and the SB Trust, with respect to which Mr. Brafman may be deemed to have shared voting and dispositive power.

Item 5.        Ownership of Five Percent or Less of a Class:
                     N/A

Item 6.        Ownership of More than Five Percent on Behalf of Another Person:
                     N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
               Company:
                     N/A

Item 8.        Identification and Classification of Members of the Group:
                     See Exhibit 1

Item 9.        Notice of Dissolution of Group:
                     N/A

Item 10.       Certification:
                     N/A


                                ----------------


                                   SIGNATURE

               After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  February 13, 1997


                                 THE MORGAN STANLEY LEVERAGED EQUITY FUND II,
                                 L.P.

                                 By:   Morgan Stanley Leveraged Equity Fund
                                       II, Inc., its general partner


                                 By:      /s/ Peter Vogelsang
                                     -----------------------------------
                                       Name:  Peter Vogelsang
                                       Title: Secretary

                                 MORGAN STANLEY LEVERAGED EQUITY FUND II, INC.


                                 By:      /s/ Peter Vogelsang
                                     -----------------------------------
                                       Name:  Peter Vogelsang
                                       Title: Secretary

                                 MORGAN STANLEY GROUP INC.


                                 By:      /s/ Peter Vogelsang
                                     -----------------------------------
                                       Name:  Peter Vogelsang
                                       Title: Authorized Signatory

                                 AETNA LIFE INSURANCE COMPANY


                                 By:   /s/ Allan J. Vartelas
                                     -----------------------------------
                                       Name: Allan J. Vartelas
                                       Title: Assistant Vice President

                                 FIRST PLAZA GROUP TRUST

                                 By: Mellon Bank, N.A., solely in its capacity as Trustee for FIRST PLAZA GROUP TRUST, (as directed by General Motors Investment Management Corporation), and not in its individual capacity


                                 By:      /s/ Laurie A. Adams
                                     -----------------------------------
                                       Name:  Laurie A. Adams
                                       Title: Trust Officer

                                 GENERAL MOTORS INVESTMENT MANAGEMENT
                                 CORPORATION


                                 By:      /s/ W. Allen Reed
                                     -----------------------------------
                                       Name:  W. Allen Reed
                                       Title: President

                                 LONG TERM INVESTMENT TRUST

                                 By:   AT&T Investment Management Corporation
                                       as named fiduciary of Trust



                                 By:   /s/ Peter Rosoff
                                     -----------------------------------
                                       Name:    Peter Rosoff
                                       Title:   Vice President


                                 J.P. MORGAN & CO. INCORPORATED


                                 By: /s/ Carolyn Monroe-Koatz
                                     -----------------------------------
                                       Name:  Carolyn Monroe-Koatz
                                       Title: Vice President & Assistant
                                              General Counsel

                                 J.P. MORGAN CAPITAL CORPORATION


                                 By: /s/ Peter H. Gleason
                                     -----------------------------------
                                       Name:  Peter H. Gleason
                                       Title: Manager



                                      /s/ Gerald L. Friedman
                                     -----------------------------------
                                       Gerald L. Friedman

                                 THE FRIEDMAN FAMILY FOUNDATION



                                 By:   /s/ Gerald L. Friedman
                                     -----------------------------------
                                       Name:    Gerald L. Friedman
                                       Title:   Trustee

                                 THE SARAH BETH FRIEDMAN 1989 TRUST


                                 By:   /s/ Donald S. Taitelman
                                     -----------------------------------
                                       Name: Donald S. Taitelman
                                       Title: Trustee


                                      /s/ Rachael L. Friedman
                                     -----------------------------------
                                       Rachael L. Friedman


                                      /s/ Daniel B. Rand
                                     -----------------------------------
                                       Daniel B. Rand


                                      /s/ Stuart M. Brafman
                                     -----------------------------------
                                       Stuart M. Brafman

                                 THE BRAFMAN LIMITED PARTNERSHIP


                                 By:    /s/ Stuart M. Brafman
                                     -----------------------------------
                                       Name: Stuart M. Brafman
                                       Title: General Partner

                                 THE STUART BRAFMAN CHARITABLE REMAINDER
                                 ANNUITY TRUST


                                 By:       /s/ Max Bartelstein
                                     -----------------------------------
                                       Name:    Max Bartelstein
                                       Title:   Trustee



                                 Exhibit Index


     Exhibit                                           Page
------------------                                    ------

        1.            Names of Reporting Persons        31